SEPARATION AGREEMENT

     This Separation Agreement (“Agreement”) and the Release, which is attached hereto and incorporated by reference as Exhibit A (the “Release”), are made and entered into effective as of March 15, 2005, by and between, PLATO Learning, Inc., a Delaware corporation (the “Company”), and John Murray (“Employee”).

RECITALS

     A. The Company and Employee entered into an Employment Agreement, dated January 1, 2001 (the “Employment Agreement”), and an Employment Security Agreement, dated January 24, 2001 (the “Employment Security Agreement”).

     B. The Company and Employee have mutually agreed to terminate the Employment Agreement and Employee’s employment with the Company in accordance with the terms of this Agreement.

     C. The parties to this Agreement have mutually agreed to settle and resolve all actual and potential claims, and threatened causes of action which have been or could be brought against the Company or Employee.

     NOW, THEREFORE, in consideration of the foregoing Recitals and all of the terms and conditions set forth herein, the parties agree as follows:

1.	Consideration. The Company shall, after receipt of this fully executed Agreement and Release, and after expiration without rescission of all applicable rescission periods, provide Employee the compensation and other benefits set forth in this Section 1.

(a)	Salary Continuation. The Company shall pay the Employee his current annualized base salary of $350,000 through December 31, 2007, in accordance with the Company’s normal payroll practice and subject to withholding for federal, state and local income and employment-related taxes. The Company will make such salary continuation payments beginning with its first regular payroll following expiration without rescission of all applicable rescission periods set forth in the Release, and the initial payment shall cover the period from February 1, 2005, through the date of such initial payment.

(b)	Lump-Sum Payment. The Company shall pay the Employee a lump sum of $1,000,000, subject to withholding for federal, state and local income and employment-related taxes. The Company will make such payment with its first regular payroll following expiration without rescission of all applicable rescission periods set forth in the Release.

(c)	Stock Options. The parties acknowledge that Employee holds options to purchase shares of common stock of the Company that are outstanding and exercisable as set forth on Exhibit B. All outstanding and exercisable options set forth on Exhibit B shall remain exercisable through and expire at 5:00 p.m., Minneapolis time, on April 29, 2005. Employee acknowledges that all unvested options shall expire and be forfeited as of the date hereof. In consideration for the lump-sum payment set forth in Section 1(b), the Company shall have no obligation to grant Employee the option to purchase 260,000 shares of common stock contemplated by Section 6(a) of the Employment Agreement.

(d)	COBRA Continuation. Employee acknowledges that the Company has provided Employee with information and election materials regarding continuation coverage under the Company’s group medical, dental and life insurance plans in accordance with applicable federal and state law (“COBRA”) and that Employee’s COBRA continuation period began on February 1, 2005. If Employee elects COBRA continuation coverage, Employee will pay the full cost of such COBRA continuation coverage each month, and the Company will pay Employee an amount equal to the difference between the amount Employee pays for such COBRA continuation coverage each month and the amount paid by a full-time active employee each month for the same level of coverage elected by Employee, subject to withholding for federal, state and local income and employment-related taxes. In order to receive payment pursuant to this Section 1(d), Employee must comply with any reasonable policies and procedures specified by Employer.

2.	Resignation as an Officer and Director. Employee hereby confirms his resignation of all of his positions as an officer (including Chairman of the Board, President and Chief Executive Officer) and director of the Company and all direct and indirect subsidiaries of the Company effective as of November 17, 2004. Employee will not visit any of the Company’s offices unless invited by an officer of the Company, who will obtain, if necessary, any prior approval from the Company’s Chief Executive Officer. Employee will not contact any of the Company’s employees at any time to solicit any information regarding the Company’s business, except that Employee may contact the Company’s Vice President — Human Resources regarding administrative matters related to benefits under this Agreement and Kelly Jacobus to conduct stock option transactions.

3.	Prior Agreements. The parties acknowledge and agree that the Employment Agreement and Employee’s employment with the Company terminated effective as of January 31, 2005, without any further rights, liabilities or obligations of either party thereunder, except that Employee continues to be bound by Section 7 of the Employment Agreement in accordance with its terms. The Employment Security Agreement is hereby terminated without any rights, liabilities or obligations of the Company or Employee thereunder.

4.	Release. In consideration of the compensation and other benefits set forth in this Agreement, the Employee will voluntarily sign the Release upon execution of this Agreement. Employee acknowledges that the consideration under this Agreement is adequate to support this Agreement and the Release. Except as set forth herein and except for any claims the Company may have for breach of this Agreement, the Release, or Section 7 of the Employment Agreement, the Company releases the Employee from any and all claims, liabilities, causes of action and rights, known or unknown, now or arising in the future, that the Company may have or claim to have against the Employee as of the date of this Agreement.

5.	Stipulation of No Charges. Employee affirmatively represents that he/she has not filed nor caused to be filed any charges, claims, complaints, or actions against the Company before any federal, state, or local administrative agency, court, or other forum. Employee further waives any right to any form of recovery or compensation from any legal action, excluding any action claiming this Agreement and Release violate the ADEA and/or OWBPA, filed or threatened to be filed by him/her or on his/her behalf based on his/her employment, terms of employment, or termination from the Company. Employee understands that any consideration paid to him/her pursuant to Section 1 may be deducted from any monetary award he/she may receive as a result of a successful ADEA and/or OWBPA challenge to this Agreement and Release.

6.	Non-Disparagement. The parties to this Agreement agree that they will not make any disparaging or defamatory comments regarding the other parties in any respect or make any comments concerning any aspect of their relationship or the conduct or events which precipitated Employee’s separation or negotiation of this Agreement. Furthermore, Employee agrees not to assist or encourage in any way any individual or group of individuals to bring or pursue a lawsuit, charge, complaint, or grievance, or make any other demands against the Company. Employee agrees that, in any and all future proceedings of whatever nature, he/she will testify truthfully and will testify against the Company only to the extent that he/she is compelled to do so by a lawful subpoena or other judicial or administrative action.

7.	Non-Admissions. The parties expressly deny any and all liability or wrongdoing and agree that nothing in this Agreement shall be deemed to represent any concession or admission of such liability or wrongdoing or any waiver of any defense.

8.	Invalidity. In case any one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement will not in any way be affected or impaired thereby.

9.	Return of Property/Intellectual Property. Employee has, or will, return to the Company all originals and all copies of all property and assets of the Company referred to in Section 7(a) of the Employment Agreement created or obtained by the Employee as a result of or in the course of or in connection with his or her employment with the Company which are in the Employee’s possession or control, whether or not constituting confidential information of the Company, including, but not limited to, computer files, software programs, computer equipment, correspondence, notes, memoranda, notebooks, drawings, prototypes, customer lists, or other documents and assets delivered to or obtained by the Employee concerning any idea, product, apparatus, invention or process manufactured, used, developed, investigated or marketed by the Company during the period of his or her employment. Employee acknowledges that all such materials and assets are, and will always remain, the exclusive property of the Company. Upon the Company’s request, Employee will execute and deliver promptly to the Company any written instruments or assignments, and perform any other acts necessary in the Company’s opinion to preserve property rights in any invention belonging to the Company against forfeiture, abandonment or loss and to obtain and maintain letters patent and/or copyrights on the inventions and to vest the entire right and title to inventions in the Company. Employee agrees to perform such acts at no charge to the Company, but the Company shall reimburse the Employee for reasonable out-of-pocket expenses incurred in connection with performing such acts.

10.	Voluntary and Knowing Action. Employee acknowledges that he/she has had sufficient opportunity to review this Agreement and Release with his/her attorney, that he/she has read and understands the terms of this Agreement and attached Release, and that he/she has voluntarily and knowingly entered into this Agreement to resolve any and all charges, claims, demands or causes of action which he/she now has or may have with respect to the Company.

11.	Governing Law. This Agreement shall be construed and interpreted in accordance with applicable federal laws and the laws of the State of Minnesota without regard to conflict of law principles of any jurisdiction.

12.	Legal Counsel and Fees. The parties to this Agreement agree to bear their own costs and attorneys’ fees, if any. Employee acknowledges that the Company, by this Agreement, has advised him/her to consult with an attorney of his/her choice prior to executing this Agreement and the Release. Employee acknowledges that he/she has had the opportunity to be represented by legal counsel during the negotiation and execution of this Agreement and Release, and that he/she understands that he/she will be fully bound by this Agreement and Release.

13.	Successors and Assigns. This Agreement is binding on and inures to the benefit of the Company’s successors and assigns, all of which are included in the term the “Company” as it is used in this Agreement. This Agreement is also binding on Employee’s spouse, heirs, agents, executors, administrators and successors.

14.	Choice of Law/Venue. This Agreement shall be construed and interpreted in accordance with applicable federal laws and the laws of the State of Minnesota. If either party brings a legal action pursuant to this Agreement and Release including, but not limited to, an action to enforce its terms, or to challenge its validity, such legal action shall be properly filed in a court of competent jurisdiction located in Hennepin County, Minnesota.

15.	Entire Agreement. Except for Employee’s continuing obligations under Section 7 of the Employment Agreement, this Agreement and the Release constitute the entire agreement between the parties. No modification, amendment or change of any kind to this Agreement shall be effective unless it is in writing and signed by both parties.

16.	Counterparts. This Agreement may be executed in one or more counterparts, each which shall be an original and all of which shall constitute one and the same instrument. Facsimile execution and delivery of this Agreement shall be legal, valid and binding execution and delivery for all purposes.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below.

PLATO LEARNING, INC.
By:
Dated: , 2005		David W. Smith
Chairman of the Board

EMPLOYEE
Dated: , 2005	By:
John Murray

EXHIBIT A

RELEASE

1.	Definitions. I intend all words used in this Release to have their plain meanings in ordinary English. Technical legal words are not needed to describe what I mean. Specific terms I use in this Release have the following meanings:

(a)	“I,” “me,” and “my” include both me, John Murray, and anyone who has or obtains any legal rights or claims through me.

(b)	“Company,” as used in this Release, shall at all times mean PLATO Learning, Inc., and its respective parent and/or subsidiary corporations, affiliates, successors, predecessors, shareholders, present and/or former officers, directors, agents, employees, and attorneys, whether in their individual or official capacities, benefit plans and plan administrators, and insurers.

(c)	“My Claims” mean any and all of the actual or potential claims of any kind whatsoever I, may have had, or currently may have against Company, regardless of whether I now know about those claims, including, but not limited to claims that are in any way related to my employment with or separation (termination of employment) from the Company or, directly or indirectly, the Company’s common stock or options to purchase shares of the Company’s common stock. This includes, but is not limited to, claims for invasion of privacy; breach of written or oral, express or implied, contract; breach of fiduciary duty, fraud or misrepresentation; violation of the Federal Fair Labor Standards Act (“FLSA”), 29 U.S.C. § 203(s), the Age Discrimination in Employment Act of 1967 (“ADEA”), 29 U.S.C. § 626, as amended, the Older Workers Benefit Protection Act of 1990 (“OWBPA”), 29 U.S.C. 626(f), Title VII of the Civil Rights Act of 1964 (“Title VII”), 42 U.S.C. § 2000e, et seq., the Americans with Disabilities Act (“ADA”), 29 U.S.C. § 2101, et seq., the Family and Medical Leave Act (“FMLA”), 29 U.S.C. § 2601, et seq., the Employee Retirement Income Security Act of 1978 (“ERISA”), as amended, 29 U.S.C. §§ 1001, et seq., Equal Pay Act (“EPA”), 29 U.S.C. § 206(d), the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101, et seq., the Minnesota Human Rights Act, Minn. Stat. § 363.01, et seq., Minnesota Statutes § 181, et seq., any civil rights laws based on protected class status; assault, battery, defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, negligence, negligent hiring, retention or supervision, retaliation, constructive discharge, violation of whistleblower protection laws, unjust enrichment, violation of public policy, unlawful employment practices, violation of the federal or state securities laws, and all other federal, state, local ordinance, decree, order, common law or statutory claims.

2.	Agreement to Release My Claims. I agree to give up all My Claims, waive any rights thereunder, and withdraw any and all of my charges and lawsuits against Company, except as stated in Paragraph 5 of this Release. In exchange for my agreement to release My Claims, I am receiving satisfactory consideration (compensation) from Company. The consideration I am receiving is a full and fair payment for the release of all My Claims. The Company does not owe me anything in addition to what I will be receiving.

3.	Older Workers Benefit Protection Act. I understand and have been advised that the above release of My Claims is subject to the terms of the Older Workers Benefit Protection Act (“OWBPA”). The OWBPA provides that an individual cannot waive a right or claim under the Age Discrimination in Employment Act (“ADEA”) unless the waiver is knowing and voluntary. I have been advised of this law, and I agree that I am signing this Release voluntarily, and with full knowledge of its consequences. I understand that the Company is giving me at least twenty-one (21) days from the date I received a copy of this Release to decide whether I want to sign it. I acknowledge that I have been advised to use this time to consult with an attorney about the effect of this Release. If I sign this Release before the end of the twenty-one (21) day period, it will be my personal, voluntary decision to do so, and will be done with full knowledge of my legal rights. I agree that material and/or immaterial changes to this Release will not restart the running of this consideration period.

4.	Exclusions from Release. My Claims do not include my rights, if any, to claim the following: re-employment insurance benefits; claims for my vested post-termination benefits under any 401(k) or similar retirement benefit plan; my COBRA rights; my rights to enforce the terms of this Release and the Separation Agreement of even date herewith; or my rights to assert claims that are based on events occurring after this Release becomes effective.

(a)	Nothing in this Release interferes with my right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) or participate in any manner in an EEOC investigation or proceeding under Title VII, the ADA, the ADEA, or the EPA. I do, however, understand that I am waiving my right to recover individual relief including, but not limited to, back pay, front pay, reinstatement, attorneys’ fees, and/or punitive damages, in any administrative or legal action whether brought by me, the EEOC, or any other party.

(b)	Nothing in this Release interferes with my right to challenge the knowing and voluntary nature of this Release under the ADEA and/or OWBPA.

(c)	Nothing in this Release limits any rights that I would otherwise have to be indemnified by the Employer, in my capacity as an officer, director or employee of the Company, under the Company’s Certificate of Incorporation, Bylaws, directors’ and officers’ insurance policy or Section 145 of the Delaware General Corporation Law.

(d)	I agree that Company reserves any and all defenses, which it has or might have against any unreleased claims brought by me. This includes, but is not limited to, Company’s right to seek available costs and attorneys’ fees, and to have any monetary award granted to me, if any, reduced by the amount of money that I received in consideration for this Release.

5.	Right to Rescind and/or Revoke. I understand that insofar as this Release relates to my rights under the ADEA, it shall not become effective or enforceable until seven (7) days after I sign it. I have the right to rescind this Release only insofar as it extends to potential claims under the ADEA by written notice to Company within seven (7) calendar days following my signing this Release, and within fifteen (15) calendar days as to waiver of claims under the Minnesota Human Rights Act. Any such rescission must be in writing and hand-delivered to Company or, if sent by mail, must be addressed as follows:

(a)	post-marked within the seven (7) or fifteen (15) day period, whichever is applicable;

2

(b)	properly addressed to Jill Verlo, Vice President — Human Resources, PLATO Learning, Inc., 10801 Nesbitt Avenue South, Bloomington, Minnesota 55437; and

(c)	sent by certified mail, return receipt requested.

  I understand that the payment I am receiving for settling and releasing My Claims is contingent upon my agreement to be bound by the terms of this Release. Accordingly, if I decide to rescind this Release, I understand that I am not entitled to any of the payments or other consideration offered in the attached Separation Agreement. I further understand that if I attempt to rescind my release of any claim, I must immediately return to the Company or its counsel all payments and other consideration I have received under my Separation Agreement.

6.	I Understand the Terms of this Release. I have had the opportunity to read this Release carefully and understand all its terms. I have reviewed this Release with my own attorney. In agreeing to sign this Release, I have not relied on any statements or explanations made by Company or their attorneys. I understand and agree that this Release and the attached Separation Agreement contain all the agreements between Company and me. We have no other written or oral agreements.

     IN WITNESS WHEREOF, I have executed this Release on the date set forth below.

Dated: , 2005
John Murray

3

Exhibit B — Stock Option Summary

		Grant	Grant	Options	Grant	Options	Options	Options	Options	Options	Options
Name	Plan	Date	Type	Granted	Price	Vested	Exercised	Cancelled	Unvested	Outstanding	Exercisable
Murray, John	2000 SIP	09/13/2000	NSO	22,015	$13.3125	22,015	0	0	0	22,015	22,015
Murray, John	2000 SIP	09/13/2000	ISO	7,985	$13.3125	7,985	0	0	0	7,985	7,985
Murray, John	1993 SOP	11/20/2000	NSO	53,334	$15.6443	53,334	0	0	0	53,334	53,334
Murray, John	1993 SOP	12/05/2000	NSO	30,000	$14.1098	30,000	0	0	0	30,000	30,000
Murray, John	1997 SOP	09/18/2001	NSO	1,662	$16.4250	1,662	0	0	0	1,662	1,662
Murray, John	2000 SIP	09/18/2001	NSO	9,712	$16.4250	9,712	0	0	0	9,712	9,712
Murray, John	2000 SIP	12/04/2001	NSO	75,293	$13.7400	75,293	0	0	0	75,293	75,293
Murray, John	2002 SP	03/14/2002	NSO	46,667	$17.0000	46,667	0	0	0	46,667	46,667
Murray, John	2002 SP	09/10/2002	NSO	86,667	$6.6600	86,667	57,778	0	0	28,889	28,889
Muuray, John	2002 SP	01/21/2003	NSO	35,000	$5.7800	35,000	23,333	0	0	11,667	11,667
Murray, John	2002 SP	09/16/2003	NSO	86,667	$7.9500	86,667	0	0	0	86,667	86,667
Murray, John	2002 SP	12/10/2003	NSO	86,000	$10.2600	28,666	0	0	57,334	86,000	28,666

				541,002		483,668	81,111	0	57,334	459,891	402,557